Registration No. 333-158963

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

1st FINANCIAL SERVICES

CORPORATION

(Exact name of Registrant as specified in its charter)

North Carolina	6022	26-0207901
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 Jack Street

Hendersonville, North Carolina 28792

(Address of Registrant’s principal executive offices, including zip code)

(828) 697-3100

Registrant’s telephone number, including area code

Gregory L. Gibson

1st Financial Services Corporation

101 Jack Street

Hendersonville, North Carolina 28792

(828) 697-3100

(Name, address and telephone number of agent for service)

Copies to:

E. Knox Proctor V, Esq. Ward and Smith, P.A. 1001 College Court New Bern, North Carolina 28562 (252) 672-5427	Anthony Gaeta, Jr., Esq. Todd H. Eveson, Esq. Gaeta & Eveson, P.A. 8305 Falls of Neuse Road, Suite 203 Raleigh, North Carolina 27615 (919) 845-2558

Approximate date of commencement of proposed sale to the public: On October 1, 2009, the Agreement and Plan of Merger between 1st Financial Services Corporation and AB&T Financial Corporation was terminated. 1st Financial Services Corporation is filing this Post-Effective Amendment No. 1 to its Registration Statement for the purpose of removing from registration shares of 1st Financial Services Corporation common stock, par value $5 per share, that will not be issued under the Registration Statement.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 shall hereafter become effective in accordance with section 8(c) of the Securities Act of 1933.

WITHDRAWAL OF SECURITIES FROM REGISTRATION

1st Financial Services Corporation (“1st Financial”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-4 (Registration No. 333-158963) for the purpose of removing from registration all 3,581,213 shares of its common stock, par value $5 per share, that will not be issued under the Registration Statement.

On February 16, 2009, 1st Financial entered into an Agreement and Plan of Merger (“Agreement”) with AB&T Financial Corporation (“AB&T”) pursuant to which AB&T agreed to merge with and into 1st Financial (the “Merger”). On May 4, 2009, 1st Financial filed a Registration Statement on Form S-4 for the purpose of registering shares to be issued to the shareholders of AB&T upon consummation of the proposed merger. On October 1, 2009, the Agreement was terminated prior to consummation pursuant to its terms. None of the shares of 1st Financial common stock which were registered under the Registration Statement were issued, nor will any of such shares be issued in connection with the Merger, due to the termination of the Agreement and abandonment of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hendersonville, State of North Carolina, on October 21, 2009.

By:	/s/ Gregory L. Gibson
Gregory L. Gibson Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/ Gregory L. Gibson Gregory L. Gibson		Chief Executive Officer	October 21, 2009

/s/ Roger A. Mobley Roger A. Mobley		Chief Financial Officer	October 21, 2009

* Bradley B. Schnyder		Chairman	October 21, 2009

* William H. Burton		Vice Chairman	October 21, 2009

* B. Lee Beason		Director	October 21, 2009

* Michael D. Foster		Director	October 21, 2009

* James C. Kirkpatrick		Director	October 21, 2009

* H. Steve McManus		Director	October 21, 2009

* Van F. Phillips		Director	October 21, 2009

* Vincent K. Rees		Director	October 21, 2009

* Catherine H. Schroader		Director	October 21, 2009

* John S. Sheiry		Director	October 21, 2009

*By:	/s/ Gregory L. Gibson Gregory L. Gibson Attorney in Fact